Exhibit 10


January 27, 1999


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


         Re:      Exhibit 10, Form N-1A
                  Calvert World Values Fund, Inc.
                  File numbers: 33-45829 and 811-06563


Ladies and Gentlemen:


         As counsel to Calvert Group, Ltd., it is my opinion that the securities being registered by this Post-Effective Amendment No. 12 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to Calvert World Values Fund, Inc. (the "Fund"), including its Articles of Incorporation, other original or photostatic copies of Fund records, certificates of public officials, documents, papers, statutes, or authorities as I deemed necessary to form the basis of this opinion.

         I therefore consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Fund's Post-Effective Amendment No. 12 to its Registration Statement.

Sincerely,

/s/

Susan Walker Bender
Associate General Counsel